L10

FORM OF PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
Under the W. R. Berkley Corporation 2012 Stock Incentive Plan
THIS AGREEMENT, dated as of __________, by and between W. R. BERKLEY CORPORATION, a Delaware corporation (the “Company”), and grantee as set forth on Exhibit A hereto (the “Grantee”).
W I T N E S S E T H:
WHEREAS, the Grantee is an employee of the Company or subsidiary thereof, and the Company wishes to grant the Grantee a notional interest in shares of the Company’s common stock, par value $0.20 per share (the “Stock”), in the form of restricted stock units, subject to certain restrictions and on the terms and conditions set forth herein; and
WHEREAS, through the grant of these restricted stock units, the Company hopes to incentivize and retain the services of Grantee and encourage stock ownership by Grantee in order to give Grantee a proprietary interest in the Company’s success and align Grantee’s interest with those of the stockholders of the Company; and
WHEREAS, the Restricted Stock Units (as defined below) awarded Grantee hereunder vest based on the Company’s performance during a five-year performance period, however, the issuance of the Stock after vesting is generally deferred until ninety (90) days following Grantee’s “separation from service” (as such term is used in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and
WHEREAS, the Company and Grantee recognize that if Grantee engages in certain activities during or, in certain instances, following the termination of Grantee’s employment with the Company (the “Competitive Actions” or “Misconduct” as defined in Section 3 below), Grantee’s interests are no longer aligned with the interests of the Company and Grantee will no longer be entitled to retain certain benefits of the grants made herein.
NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto hereby agree as follows:
SECTION 1.    Grant of Restricted Stock Units. As of the date hereof, subject to the terms and conditions of this Agreement and the W. R. Berkley Corporation 2012 Stock Incentive Plan (the “Plan”), the Company hereby grants to the Grantee the targeted number of restricted stock units set forth on Exhibit A hereto (the restricted stock units granted hereunder are hereafter referred to as the “Restricted Stock Units”). The number of Restricted Stock Units granted represents the number of Restricted Stock Units that would be earned if the Company were to achieve the target level of ROE Relative Performance for the Performance Period. The number of Restricted Stock Units earned, if any, is subject to increase or decrease based on the Company’s actual ROE Relative Performance and may range from 0% to 110% of the Restricted Stock Units. Each Restricted Stock Unit shall represent the right to receive one share of Stock subject to the terms and conditions set forth herein. Capitalized terms not defined herein, including Section 21, shall have the meaning ascribed to them in the Plan. This grant shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”).
SECTION 2.    Non‑Transferability. Except as specifically consented to by the Committee, the Grantee may not sell, transfer, pledge, or otherwise encumber or dispose of the Restricted Stock Units other than by will, the laws of descent and distribution, or as otherwise provided for in the Plan.
SECTION 3.    Vesting; Forfeiture; Recapture; Other Remedies.
(a)    Following the completion of the Performance Period, the Committee shall determine the Average Return on Equity, the ROE Relative Performance, the ROE Relative Performance Vesting Percentage and the portion of the Restricted Stock Units that have become earned (determined by multiplying the number of Restricted Stock Units subject to this Agreement by the ROE Relative Performance Vesting Percentage). Immediately following the Committee’s determination of the number of earned Restricted Stock Units, the earned Restricted Stock Units shall vest (subject to forfeiture, as set forth in Section 3(e) below), provided the Grantee has remained continuously employed by the Company from the date hereof through the completion of the applicable Performance Period. Restricted Stock Units granted herein which have not become vested Restricted Stock Units following the completion of the Performance Period or otherwise vested shall be immediately forfeited without payment of any consideration and the Grantee shall have no further rights with respect to such Restricted Stock Units.
(b)    In the event that Grantee’s employment with the Company is terminated for any reason, all unvested Restricted Stock Units (except for those that vest immediately upon termination as provided in Sections 3(c), 3(d) and 3(i) below) shall be forfeited, and the Grantee shall have no further rights with respect to such Restricted Stock Units. For purposes of this Agreement, Grantee’s employment will be considered terminated as of the date Grantee is no longer actively providing services to the Company (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Grantee is employed or the terms of Grantee’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, Grantee’s right to continue to vest in the Restricted Stock Units granted hereunder, if any, will terminate as of such date and will not be extended by any notice period arising under local law or contract (e.g., unless Grantee is actively providing substantial services during any notice period as required by the Company. However, Grantee’s period of service would not include any contractual notice period or any period of “garden leave” or similar period arising under employment laws in the jurisdictions where Grantee is employed or the terms of Grantee’s employment agreement, if any).
(c)    In the event the Grantee’s employment with the Company is terminated on account of death or Disability prior to the completion of the Performance Period, the number of earned Restricted Stock Units shall be immediately determined assuming the Company achieved the target level of ROE Relative Performance for the Performance Period and the number of earned Restricted Stock Units that become vested shall be determined by multiplying the number of earned Restricted Stock Units by a fraction, the numerator of which is the number of days the

Grantee served as an employee from the date of this Agreement to the date of such termination and the denominator of which is 1,825.
(d)    In the event the Grantee’s employment with the Company is terminated for any reason (other than on account of the Grantee’s death or Disability or by the Company for Cause) (i) prior to the completion of the Tranche 2 Performance Period but following the completion of the Tranche 1 Performance Period, for purposes of this Section 3(d) the Performance Period shall be the Tranche 1 Performance Period and the number of earned Restricted Stock Units, as determined in accordance with Section 3(a), that become vested shall be determined by multiplying the number of earned Restricted Stock Units by one-third (⅓) and (ii) prior to the completion of the Performance Period but following the completion of the Tranche 2 Performance Period, for purposes of this Section 3(d) the Performance Period shall be the Tranche 2 Performance Period and the number of earned Restricted Stock Units, as determined in accordance with Section 3(a), that become vested shall be determined by multiplying the number of earned Restricted Stock Units by two-thirds (⅔).
(e)    The Restricted Stock Units granted hereunder shall be subject to the following forfeiture, recapture and other remedial provisions as provided below:

A.
In the event that the Committee determines that the Grantee, prior to the Vesting Date during Grantee’s employment, has engaged in a Competitive Action or enters into, or has entered into, an agreement (written, oral or otherwise) to engage in a Competitive Action or has engaged in Misconduct, all of the unvested Restricted Stock Units granted hereunder shall be immediately forfeited, and the Grantee shall have no further rights with respect to such Restricted Stock Units.

B.
In the event that the Committee determines that the Grantee, (1) on or after the Vesting Date during Grantee’s employment or for a period of one year following Grantee’s termination of employment for any reason, has engaged in a Competitive Action or has entered into an agreement (written, oral or otherwise) to engage in a Competitive Action, or (2) on or after the Vesting Date, has engaged in Misconduct, or prior to the Vesting Date Grantee has engaged in Misconduct that is not discovered or acted upon by the Company until on or after the Vesting Date, (x) the Grantee shall immediately forfeit all shares of Stock not yet delivered to Grantee with respect to the Restricted Stock Units and all rights to future payments of Dividend Equivalents (as defined below), and (y) the Grantee shall pay to the Company, upon demand by the Company, an amount equal to (i) the value, as of the Settlement Date (as defined below), of the number of shares of Stock delivered to the Grantee with respect to the Restricted Stock Units, (ii) all amounts paid to Grantee on or at any time prior to the Settlement Date in respect of Dividend Equivalents, and (iii) the value of all dividends, if any, paid to the Grantee in respect of the shares of Stock delivered to the Grantee on the Settlement Date. The Grantee may satisfy the payment obligation to the Company of the portion due under (i) above by returning the shares delivered to the Grantee on the Settlement Date, provided that any amounts due under (ii) and (iii) above must be remitted to the Company in addition to the return of the shares.

C.
Grantee acknowledges that engaging in (1) a Competitive Action during the Noncompete Period within the geographic areas set forth in Section 3(f) below or (2) Misconduct is contrary to the interests of the Company and would result in irreparable injuries to the Company and would cause loss in an amount that cannot be readily quantified. Grantee acknowledges that retaining the amounts required to be paid to the Company pursuant to this Section 3(e) once Grantee has (x) chosen to engage in or to agree to engage in a Competitive Action or (y) engaged in Misconduct is contrary to the interests of the Company. The amounts forfeited or paid to the Company hereunder do not and are not intended to constitute actual or liquidated damages. Any action or inaction by the Company with respect to enforcing the forfeiture or recapture provisions set forth herein shall not reduce, eliminate or in any way affect the Company’s right to enforce the forfeiture or recapture provisions in any other agreement with Grantee.

D.	The term “Noncompete Period” as used herein shall mean the period beginning on the date hereof and ending one year following Grantee’s termination of employment for any reason.

E.
Furthermore, if the Grantee engages in Misconduct or Competitive Action or has entered into an agreement (written, oral or otherwise) to engage in a Competitive Action during the Noncompete Period, then the Company shall be entitled to, and reserves the right to, pursue any other legal or equitable remedies in addition to the right to receive forfeitures and/or payments pursuant to this Section 3(e), including, but not limited to, the recovery of monetary damages resulting from such action set forth in Section 3(f) and injunctive relief.

(f)    For purposes of this Agreement, the Grantee has engaged in a “Competitive Action” if, either directly or indirectly, and whether as an employee, consultant, independent contractor, partner, joint venturer or otherwise, the Grantee (i) who was employed by W. R. Berkley Corporation, engages in or directs any business activities, in or directed into any geographical area where the Company is engaged in business, which are competitive with any business activities conducted by the Company in such geographical area, (ii) who was employed by a subsidiary or subsidiaries of the Company, engages in or directs any business activities, in or directed into any geographical area where such subsidiary, or subsidiaries that previously employed Grantee, is or are engaged in business or outside of any such geographical area, in either case, which are competitive with any business activities conducted by such subsidiary or subsidiaries in such geographical area, (iii) on behalf of any person or entity engaged in business activities competitive with the business activities of the Company, solicits or induces, or in any manner attempts to solicit or induce, any person employed by, or as an agent or producer of, the Company to terminate such person’s employment, agency or producer relationship, as the case may be, with the Company, (iv) diverts, or attempts to divert, any person, concern or entity from doing business with the Company or attempts to induce any such person, concern or entity to cease being a customer of the Company, (v) solicits the business of the Company or (vi) makes use of, or attempts to make use of, the Company’s property or proprietary information, other than in the course of the performance of services to the Company or at the direction of the Company.

The determination as to whether the Grantee has engaged in a Competitive Action shall be made by the Committee in its sole and absolute discretion. The Committee has sole and absolute discretion to determine whether, notwithstanding its determination that Grantee has engaged in a Competitive Action, recapture or forfeiture as provided herein shall not occur. The Committee’s exercise or nonexercise of its discretion with respect to any particular event or occurrence by or with respect to the Grantee or any other recipient of restricted stock units shall not in any way reduce or eliminate the authority of the Committee to (i) determine that any event or occurrence by or with respect to the Grantee constitutes engaging in a Competitive Action or (ii) determine the related Competitive Action date.
(g)    For purposes of this Agreement, the Grantee has engaged in “Misconduct” if the Grantee, during Grantee’s employment with the Company, has engaged in an act which would, in the judgment of the Committee, constitute fraud that could be punishable as a crime or embezzlement against either the Company or one of its subsidiaries. The determination as to whether the Grantee has engaged in Misconduct shall be made by the Committee in its sole and absolute discretion. The Committee has sole and absolute discretion to determine whether, notwithstanding its determination that Grantee has engaged in Misconduct, recapture or forfeiture as provided herein shall not occur. The Committee’s exercise or nonexercise of such discretion with respect to any particular event or occurrence by or with respect to the Grantee or any other recipient of restricted stock units shall not in any way reduce or eliminate the authority of the Committee to (i) determine that any event or occurrence by or with respect to the Grantee constitutes an act of Misconduct or (ii) determine the related Misconduct date.
(h)    The Grantee hereby agrees to notify the Company within ten (10) days of commencing any employment or other service provider relationship with any company or business during the Noncompete Period, specifying in reasonable detail (i) the name of such company or business and the line of business in which it is engaged, and (ii) the Grantee’s position or title and the types of services to be rendered by the Grantee in such position or title. The Grantee hereby acknowledges that this notice requirement is reasonable and necessary for the Company to enforce the provisions of Sections 3(e) hereof. Furthermore, if the Grantee fails to so notify the Company, the Grantee shall be required to repay (at the Committee’s sole discretion) to the Company the amounts described in Section 3(e) hereof as if the Grantee had engaged in a Competitive Action during the Noncompete Period, unless the Grantee can provide dispositive evidence, which shall be determined in the Committee’s sole discretion, that a Competitive Action did not occur.
(i)    In the event of a Change in Control, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, in the event that the Grantee’s employment with the Company is terminated (i) by the Company without Cause or (ii) by the Grantee for Good Reason, in each case during the eighteen (18) month period following such Change in Control, the number of earned Restricted Stock Units shall be immediately determined assuming the Company achieved the target level of ROE Relative Performance for the Performance Period and the number of earned Restricted Stock Units shall immediately become vested Restricted Stock Units. All vested Restricted Stock Units pursuant to this Section 3(i) shall be settled in accordance with Section 4.

SECTION 4.    Delivery and Possession of Share Certificates. Ninety (90) days following the Grantee’s “separation from service” (for purposes of Section 409A of the Code) for any reason, including death or Disability, (the “Settlement Date”), provided the Grantee has not engaged in, or entered into an agreement (written, oral or otherwise) to engage in, a Competitive Action or has not engaged in Misconduct, the Company shall deliver to the Grantee (or the Grantee’s estate in the event of death) a certificate or certificates representing the number of shares of Stock equal to the number of vested Restricted Stock Units, if any, as of the date of such separation from service and Grantee shall take possession thereof; provided, however, that if the Grantee is a “specified employee” pursuant to Section 409A(a)(2)(B)(i) of the Code, distribution of shares of Stock shall be delayed for such period of time as may be necessary to satisfy Section 409A(a)(2)(B)(i) of the Code (generally six months), and on the earliest date on which such distribution can be made following such delay without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, the Company shall deliver to the Grantee a certificate or certificates representing the number of shares of Stock equal to the number of such vested Restricted Stock Units. A delay shall not be required to the extent the Grantee terminates employment on account of death or Disability, provided that in the event of a Disability the Grantee is “disabled” within the meaning of Section 409A(a)(2)(C) of the Code, in which case the Restricted Stock Units shall be settled ninety (90) days following the occurrence of such death or Disability. Notwithstanding the foregoing, in the event of a Change in Control, which also constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code, the Company shall immediately deliver to the Grantee a certificate or certificates representing the number of then vested Restricted Stock Units.
SECTION 5.    Dividends and Dividend Equivalents. No dividends or dividend equivalents shall accrue or be paid with respect to any outstanding unvested Restricted Stock Units. On the second Tuesday of each January, April, July and October (each, a “Dividend Equivalent Payment Date”) occurring during the period commencing on the Vesting Date and ending on the Settlement Date, the Grantee shall be paid an amount in cash, with respect to each vested Restricted Stock Unit then outstanding and held by such Grantee, equal to the aggregate cash dividends paid by the Company in respect of one share of Stock (the “Dividend Equivalent”) following the immediately prior Dividend Equivalent Payment Date, or with respect to the first Dividend Equivalent Payment Date only, on or following the Vesting Date; provided, however, that with respect to the first Dividend Equivalent Payment Date, no Dividend Equivalents shall be paid to the Grantee in respect of any cash dividends declared or paid by the Company prior to such Vesting Date. To the extent a cash dividend is paid by the Company on or prior to the Settlement Date but the Dividend Equivalent Payment Date relating thereto would not occur prior to the Settlement Date, the Dividend Equivalents relating thereto shall be paid to the Grantee on the Settlement Date. The Grantee’s right to future payments of Dividend Equivalents shall be subject to forfeiture to the same extent that the corresponding Restricted Stock Units are subject to forfeiture pursuant to Section 3.

SECTION 6.    Rights of Stockholder. Neither the Grantee nor any transferee will have any rights as a stockholder with respect to any share covered by this Agreement until the Grantee or transferee becomes the holder of record of such shares.
SECTION 7.    Company; Grantee.
(a)    The term “Company” as used in Section 3 or otherwise in this Agreement with reference to the Grantee’s employment shall include the Company and its subsidiaries. The term “subsidiary” as used in this Agreement shall mean any subsidiary of the Company within the meaning of Section 424(f) of the Code.
(b)    Whenever the word “Grantee” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Restricted Stock Units may be transferred by will or by the laws of descent and distribution, the word “Grantee” shall be deemed to include such person or persons.
SECTION 8.    Compliance with Law. Notwithstanding any of the provisions hereof, the Grantee hereby agrees and the Company will not be obligated to issue or transfer shares to Grantee hereunder, if the issuance or transfer of such shares will constitute a violation by the Grantee or the Company of any provision of any law or regulation of any governmental authority. Any determination in this connection by the Committee will be final, binding and conclusive. The Company shall in no event be obliged to register any securities pursuant to the Securities Act or to take any other affirmative action in order to cause the issuance or transfer of shares acquired pursuant to this Agreement to comply with any law or regulation of any governmental authority.
SECTION 9.    Notice. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, provided that, unless and until some other address be so designated, all notices or communications by the Grantee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to the Grantee may be given to the Grantee personally or may be mailed to Grantee at the Grantee’s last known address, as reflected in the Company’s records.
SECTION 10.    Changes in Capital Structure. The existence of this Agreement will not affect in any way the right or power of the Company or its stockholders to make or authorize any of the following:
(a)    any adjustments, recapitalization, reorganizations or other changes in the Company’s capital structure or its business;
(b)    any merger or consolidation of the Company;
(c)    any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred to prior preference stocks ahead of or affecting the Stock or the rights thereof or convertible into or exchangeable for Stock;

(d)    the dissolution or liquidation of the Company;
(e)    any sale or transfer of all or any part of its assets or business; or
(f)    any other corporate act or proceeding.
SECTION 11.    Other Share Issues. Except as expressly provided in the Plan, the issue by the Company of shares of stock of any class, or securities convertible into or exchangeable for shares of stock of any class, for cash, property or services, either upon direct sale or upon the exercise of options, rights or warrants, or upon conversion of shares or obligations of the Company convertible into such shares or other securities will not affect, and no adjustment by reason thereof will be made with respect to, the number of shares subject to this Agreement.
SECTION 12.    Withholding. At the time of vesting and/or settlement of the Restricted Stock Units, as appropriate, the Committee shall require the Grantee to pay to the Company an amount sufficient to pay all federal, state and local withholding taxes applicable (including FICA taxes upon vesting), in the Committee’s judgment, to the vesting or settlement of the Restricted Stock Units, and the Grantee’s right to vesting and/or settlement, as appropriate, shall be contingent upon such payment. Such payment to the Company may be effected through (a) payment by the recipient to the Company of the aggregate withholding taxes in cash or cash equivalents; (b) at the discretion of the Committee, the Company’s withholding from the number of shares of Stock that would otherwise be delivered to the Grantee upon settlement of the Restricted Stock Units, a number of shares of Stock with an aggregate fair market value on the date of settlement (as determined by the Committee) equal to the aggregate amount of withholding taxes; or (c) at the discretion of the Committee, any combination of these two methods.
SECTION 13.    Grantee’s Tax Considerations. The tax impact of the award hereunder can be quite complex and will vary with each Grantee. It is recommended that each Grantee review such Grantee’s own tax situation and consult their tax advisor.
SECTION 14.    Waiver of Right to Trial by Jury. BOTH PARTIES HEREBY WAIVE AND RELEASE ANY CLAIM UNDER STATE OR FEDERAL LAW THEY MAY HAVE HAD TO A JURY TRIAL IN CONNECTION WITH CLAIMS ARISING UNDER OR RELATED TO THIS AGREEMENT OR ANY ACTIONS TAKEN OR DETERMINATIONS MADE HEREUNDER.
SECTION 15.    No Right to Continued Service. This Agreement does not confer upon the Grantee any right to continue as an employee of the Company, nor shall it interfere in any way with the right of the Company to terminate Grantee’s employment at any time for any reason.
SECTION 16.    Agreement Confidentiality. Grantee understands and agrees that Grantee will keep the terms and conditions of this Agreement strictly confidential unless Grantee is compelled to do otherwise by a court of competent jurisdiction, and Grantee further agrees not to disclose the terms and conditions of this Agreement to any third party other than Grantee’s immediate family members, attorney, financial advisor, or accountant, all of whom must also agree to keep these terms and conditions strictly confidential unless compelled to do otherwise by a court of competent jurisdiction.
SECTION 17.    Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.
SECTION 18.    The Plan. The terms and provisions of the Plan are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall govern. The Grantee hereby acknowledges that he has received a copy of the Plan and understands and agrees to the terms thereof. This Agreement, together with the Plan, constitutes the entire agreement by and between the parties hereto with respect to the subject matter hereof, and this Agreement and the Plan supersede all prior agreements, correspondence and understandings and all prior and contemporaneous oral agreements and understandings, among the parties hereto with regard to the subject matter hereof.
SECTION 19.    Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Grantee hereby irrevocably consents to the exclusive personal jurisdiction of the federal and State courts of the State of Delaware for the resolution of any disputes arising out of, or relating to, this Agreement. In any action arising under or relating to this Agreement, the court shall not have the authority to, and shall not, conduct a de novo review of any determination made by the Committee or the Company but is instead authorized to determine solely whether the determination was the result of fraud or bad faith under Delaware law.
SECTION 20.    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect. If any provision of this Agreement is held to be invalid, void or unenforceable in any jurisdiction, any court so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of such provisions of this Agreement. If any of the provisions of, or covenants contained in, this Agreement are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any other jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability in such other jurisdiction. Any such holding shall affect such provision of this Agreement, solely as to that jurisdiction, without rendering that or any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.
SECTION 21.    Definitions. The following terms shall have the following meanings:
(a)    “Average Return on Equity” means the percentage equal to the product of four (4) times the result of [(i) the sum of the Return on Equity for each quarter in the Performance Period, divided by (ii) the number of quarters in the Performance Period].
(b)    “Return on Equity” means for a quarter, a fraction (expressed as percentage) equal to the consolidated net income from continuing operations of the Company as determined under U.S. Generally Accepted Accounting Principles divided by the stockholders’ equity at the beginning of the calendar year for that quarter.
(c)    “Cause” means “Cause” as defined in any active employment agreement between the Grantee and the Company or, in the absence of any such definition, means the occurrence of any one of the following events: (i) fraud, personal dishonesty, embezzlement or acts of gross negligence or gross misconduct on the part of the Grantee in the course of his or her employment or services; (ii) the Grantee’s engagement in conduct that is materially injurious to the Company; (iii) the Grantee’s conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, (x) a felony or (y) any other criminal charge (other than minor traffic violations) which could reasonably be expected to have a material adverse impact on the Company’s reputation or business; (iv) public or consistent drunkenness by the Grantee or his or her illegal use of narcotics which is, or could reasonably be expected to become, materially injurious to the reputation or business of the Company or which impairs, or could reasonably be expected to impair, the performance of the Grantee’s duties to the Company; (v) willful failure by the Grantee to follow the lawful directions of a superior officer; or (vi) the Grantee’s continued and material failure to fulfill his or her employment obligations to the Company.
(d)    “Disability” means the total and permanent disability of the Grantee, as determined by the Committee in its sole discretion.
(e)    “Good Reason” means “Good Reason” as defined in any active employment agreement between the Grantee and the Company or, in the absence of any such definition, means the occurrence of any one of the following events, unless the Grantee agrees in writing that such event shall not constitute Good Reason: (i) a material reduction in the Grantee’s duties or responsibilities from those in effect immediately prior to a Change in Control; (ii) a material reduction in the Grantee’s base salary below the levels in effect immediately prior to a Change in Control; or (iii) relocation of the Grantee’s primary place of employment to a location more than fifty (50) miles from its location, and further from the Grantee’s primary residence, immediately prior to a Change in Control; provided, however, that with respect to any Good Reason termination, the Company will be given not less than thirty (30) days’ written notice by the Grantee (within sixty (60) days of the occurrence of the event constituting Good Reason) of the Grantee’s intention to terminate the Grantee’s employment for Good Reason, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Good Reason is based, and such termination shall be effective at the expiration of such thirty (30) day notice period only if the Company has not fully cured such act or acts or failure or failures to act that give rise to Good Reason during such period. Further notwithstanding any provision in this definition to the contrary, in order to constitute a termination for Good Reason, such termination must occur within six (6) months of the initial existence of the applicable condition.
(f)    “Performance Period” means the period commencing on __________ and ending on ___________.
(g)    “ROE Relative Performance” means the Average Return on Equity less the Treasury Note Rate of Return, expressed in basis points.

(h)    “ROE Relative Performance Vesting Percentage” means a function of the ROE Relative Performance during the applicable Performance Period, and shall be determined as follows:

ROE Relative Performance*	ROE Relative Performance Vesting Percentage (% of Target)*
Less than _ basis points	_%
≥ _ basis points and ≤ +___ basis points	__%
+___ basis points	__%
+___ basis points	__% (target)
+	__%

*
In the event that the ROE Relative Performance falls between any two values listed in the table above, the ROE Relative Performance Vesting Percentage shall be determined using a straight line interpolation between such two values, except that if the ROE Relative Performance is equal to or greater than ___ basis points and equal to or less than ___ basis points, the ROE Relative Vesting Percentage shall be __% (i.e., no linear interpolation between _% and __%).

(i)     “Tranche 1 Performance Period” means the period commencing __________ and ending on __________.
(j)    “Tranche 2 Performance Period” means the period commencing __________ and ending on __________.
(k)    “Treasury Note Rate of Return” means the five-year Treasury Note rate on __________, which is ___%.
(l)    “Vesting Date” means the date on which the Restricted Stock Units vest hereunder.
SECTION 22.    Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
*    *    *
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
W. R. BERKLEY CORPORATION
By:__________________________
Name: William R. Berkley
Title:     Chairman and CEO
__________________________________
Grantee

EXHIBIT A
TO THE RESTRICTED STOCK UNIT AGREEMENT DATED
AS OF _________UNDER THE W. R. BERKLEY CORPORATION
2012 STOCK INCENTIVE PLAN

NAME OF GRANTEE: ________________________________________

TARGET NUMBER OF RESTRICTED STOCK UNITS AWARDED TO GRANTEE: _____________

By accepting this Agreement by clicking on the action icon “accept”, you acknowledge that you have read and agree to all the terms and conditions set forth in this Agreement, including without limitation, the forfeiture and recapture provisions set forth in Section 3 of this Agreement.